NASDAQ: BOKF

        For Further Information Contact:        Steven Nell
                                                Chief Financial Officer
                                                (918) 588-6319

                                                Danny M. Boyd
                                                Corporate Communications Manager
                                                (918) 588-6348


       Non-Interest Revenue Bolsters Solid Second Quarter at BOK Financial

         TULSA, Okla. (Wednesday, July 16, 2003)--Non-interest revenue continues to contribute to solid earnings growth at BOK Financial Corporation, which reported a 20 percent increase in second quarter net income.
         BOK Financial reported net income of $41.5 million for the second quarter 2003 compared with $34.6 million for the same quarter the previous year. Earnings per diluted share were 64 cents, up 14 percent from the second quarter of 2002.
         "We continue to benefit from our strategy of developing and growing a variety of sources of non-interest revenue," said President and CEO Stan Lybarger. "This approach enables us to succeed through economic cycles in which loan growth has moderated."
         Non-interest revenue from fees and commissions rose 24 percent compared with the second quarter of 2002. Leading the growth was a $5.8 million, or 54 percent, increase in mortgage banking revenue. Additionally, brokerage and trading revenue grew $3.7 million, or 59 percent, due primarily to increased sales of fixed income securities to institutional customers. Service charges and fees on deposit accounts increased $3.2 million, or 20 percent.
     Record low interest rates continue to generate high levels of mortgage loan activity. Mortgage banking revenue grew as secondary marketing gains totaled $11.0 million during the second quarter of 2003 compared with $3.6 million in 2002. Total mortgage loans funded during each of these periods were $400 million and $185 million. The growth in secondary marketing revenue was partially offset by a $1.6 million decrease in servicing revenue. The outstanding principal balance of mortgage loans serviced decreased to $4.8 billion at June 30, 2003, compared to $6.1 billion at June 30, 2002. Amortization expense related to mortgage servicing rights (MSR) was $10.1 million for the quarter compared with $6.3 million for the second quarter of 2002. However, provisions for the impairment of MSR were $3.4 million compared with a $23.8 million provision for the second quarter of 2002. Gains on the sales of securities held as an economic hedge against impairment of MSR totaled $4.4 million compared to $11.5 million in the second quarter of 2002.
         The company continues its strategy of mitigating the impact of the high volume of mortgage prepayments on the securities portfolio by continuing to favor securities with less prepayment risk coupled with acceptable extension risk. Net gains from sales of securities, excluding securities held as an MSR hedge, totaled $6.1 million compared with $10.1 million for the second quarter of 2002.
         Net interest revenue rose 8 percent to $97.6 million before provisions for loan losses. Declining interest rates continue to moderate the net effect of growth in average earning assets. Net interest margin was 3.47 percent for the second quarter of 2003 compared with 3.77 percent for the same period the previous year.
         Total assets rose to $13.6 billion at June 30, 2003, compared with $11.2 billion a year earlier. The securities portfolio grew 33 percent over the past year. These investments were made to reduce the company's overall interest rate risk. Deposit growth and a moderation in loan demand funded these investments.
         Total loans were $7 billion at the end of the quarter, up 12 percent over June 30, 2002. Commercial loans and mortgage loans provided the growth.
         "While loan growth has slowed, our commercial lenders continue to seek solid opportunities in each of our markets," Lybarger said. "The quality of our loan portfolio is in line with expectations based on the current soft economy."
         Nonperforming assets to period end loans were .89 percent and net charge-offs to average loans were .38 percent compared with .72 percent and .30 percent, respectively, for the second quarter of 2002. The provision for loan losses increased to $9.5 million compared with $6.8 million for the second quarter of 2002. The allowance for loan losses was 1.78 percent of outstanding loans and 221 percent of nonperforming loans at June 30, 2003, compared with
1.73 percent and 282 percent, respectively, at June 30, 2002.
         Deposits were $8.7 billion at June 30, 2003, up 21 percent from the second quarter of 2002. Demand deposit and interest-bearing transaction accounts provided most of the growth.
         Total operating expenses declined $2.0 million due primarily to a $16.5 million reduction in MSR impairment and amortization expenses. Personnel expenses increased $7.5 million due to growth in incentive compensation, which is directly related to revenue growth, and employee medical costs. Data processing expense rose $2.8 million, due to growth in transaction volumes and an upgrade in core processing systems that is in process.
         As previously announced, BOK Financial entered into a definitive agreement to acquire Colorado Funding Company and its wholly owned subsidiary, Colorado State Bank and Trust. Colorado State Bank and Trust has assets of $316 million and four full-service Denver locations. The Colorado bank is also responsible for more than $1.6 billion in trust assets.
     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma,
N.A.,  Bank  of  Texas,  N.A.,  the  TransFund   electronic  funds  network  and
broker/dealer BOSC, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information visit our web site at www.bokf.com.

         This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgements relating to, and discussion of the provision and allowance for credit losses involve judgements as to future events and are inherently forward-looking statements. Assessments that BOKF's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOKF has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOKF relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships,
(4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.